UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2012

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33615	76-0818600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 100 Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in the Current Report on Form 8-K filed by Concho Resources Inc. (the “Company”) on March 5, 2012, the Board of Directors (the “Board”) of the Company appointed Steven H. Pruett to the office of Senior Vice President of Corporate Development on March 19, 2012. In connection with the appointment, the Company entered into an employment agreement (the “Employment Agreement”) and an indemnification agreement (the “Indemnification Agreement”) with Mr. Pruett on that date.

Employment Agreement

The Employment Agreement is for a term of three years, subject to termination upon notice or certain other conditions, and automatically extends for an additional one year period every year thereafter unless either party gives written notice that the automatic extension will not occur within 90 days prior to the first day of the extension period. The Employment Agreement provides for an annual base salary of $400,000, subject to any increase that may be determined by the Board’s Compensation Committee (the “Compensation Committee”), and for participation in the Company’s annual cash incentive plan, as approved by the Board or the Compensation Committee.

If Mr. Pruett is terminated as a result of his death or disability, the Employment Agreement provides for payment of an aggregate amount equal to (i) his base salary at the annual rate in effect as of the date of such termination of employment, to be paid in 18 equal installments throughout the 18-month period commencing on the date of such termination of employment, plus (ii) his pro rated target bonus for the year in which such termination of employment occurs.

In addition, if Mr. Pruett is terminated by the Company without cause at any time other than during the two years following a change of control, then he shall be entitled to (i) an amount equal to one and a half times his base annual base salary paid in 18 equal monthly installments commencing on the date of such termination; plus (b) reimbursement for any incremental healthcare coverage costs (i.e., any excess over his previous healthcare coverage deductions) for the 12 months following such termination.

If Mr. Pruett is terminated without Cause during the two years following a change of control, then he is entitled to a payment in the amount of two times the sum of his (i) annual base salary plus his (ii) average annual bonus (payable either in a lump sum or in 18 equal monthly installments, depending on the tax treatment of the change of control). In addition, all of Mr. Pruett’s options shall become exercisable and all of his restricted stock shall vest upon such termination, and he shall also be entitled to reimbursement for any incremental healthcare coverage costs (i.e., any excess over his previous healthcare coverage deductions) for the 18 months following such termination.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety. The description of the Employment Agreement contained herein is qualified in its entirety by reference to the full text of the Employment Agreement.

Indemnification Agreement

The Indemnification Agreement is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The Indemnification Agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that Mr. Pruett, in his capacity as an officer, is made, threatened or reasonably expected to be made a party to any suit or proceeding. The Indemnification Agreement generally covers claims relating to the fact that the Mr. Pruett is or was an officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the Company’s request in such a position for another entity. The Indemnification Agreement also obligates the Company to promptly advance all expenses incurred in connection with any claim. Mr. Pruett is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that Mr. Puckett is not entitled to indemnification. The indemnification provided under the Indemnification Agreement is not exclusive of any other indemnity rights; however, double payment to Mr. Pruett is prohibited.

A copy of the Indemnification Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein in its entirety. The description of the Indemnification Agreement contained herein is qualified in its entirety by reference to the full text of the Indemnification Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated March 19, 2012, by and between Concho Resources Inc. and Steven H. Pruett.

10.2	Indemnification Agreement, dated March 19, 2012, by and between Concho Resources Inc. and Steven H. Pruett.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: March 22, 2012	By:	/S/ C. WILLIAM GIRAUD
Name: C. William Giraud
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated March 19, 2012, by and between Concho Resources Inc. and Steven H. Pruett.

10.2	Indemnification Agreement, dated March 19, 2012, by and between Concho Resources Inc. and Steven H. Pruett.